Exhibit 10.1

QUINTILES TRANSNATIONAL CORP.

401(K) RESTORATION PLAN

(Effective January 1, 2016)

The purpose of the Quintiles Transnational Corp. 401(k) Restoration Plan (the “Plan”) is to further the success of Quintiles Transnational Corp. (the “Company”) by restoring to certain of its Employees the employer contributions that cannot be provided under the Quintiles Transnational Corp. 401(k) Plan (the “401(k) Plan”) as a result of the Section 401(a)(17) Limit or the Section 415 Limit. The Plan is an unfunded, nonqualified deferred compensation plan governed by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

1.1 “Account” means the bookkeeping account established under the Plan for each Participant for purposes of crediting Excess Contributions and gains/losses attributable thereto.

1.2 “Beneficiary” or “Beneficiaries” means the person or persons entitled to benefits hereunder following a Participant’s death.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Change in Control” means the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Person”) pursuant to which such Person (together with its affiliates) acquires (i) securities representing at least seventy-five percent (75%) of the voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company’s assets on a consolidated basis; provided that such a sale to a Person that is a shareholder of the Company shall not be a Change in Control.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Committee” means the Compensation and Talent Development Committee of the Board of Directors of Quintiles Transnational Holdings, Inc., the Company’s corporate parent.

1.7 “Company” means Quintiles Transnational Corp. For purposes of this Plan, the term “Company” shall include Quintiles Transnational Corp. and all affiliated entities classified as a single employer with Quintiles Transnational Corp. under Sections 414(b) and (c) of the Code in accordance with the definition of Service Recipient set forth in Treas. Reg. § 1.409A-1(g). For sake of clarity, for purposes of this Plan, the term “Company” does not include Q Squared Solutions LLC.

1.8 “Compensation” shall mean Compensation as defined in and determined under the 401(k) Plan but without regard to the Section 401(a)(17) Limit, plus amounts deferred by a Participant to the Quintiles Transnational Corp. Elective Deferred Compensation Plan.

1.9 “Disability” shall have the same meaning as such term has under the 401(k) Plan.

1.10 “Employee” means any individual who is classified as a common law employee on the payroll records of the Company. (For the avoidance of doubt, the term includes employees of Quintiles Transnational Corp. as well as all affiliated entities classified as a single employer with Quintiles Transnational Corp. under Sections 414(b) and (c) of the Code.) Independent contractors, leased employees (as defined under Section 414(n) of the Code) and non-resident aliens who receive no earned income from the Company that constitutes income from sources within the United States shall not be treated as Employees under the Plan.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Excess Contribution” means the amount that is credited to a Participant’s Account pursuant to Section 3.1 of the Plan.

1.13 “401(k) Plan” means the Quintiles Transnational Corp. 401(k) Plan.

1.14 “Participant” means an Employee who satisfies the eligibility requirements of Article II of the Plan.

1.15 “Plan” means the Quintiles Transnational Corp. 401(k) Restoration Plan.

1.16 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.17 “Retirement” means a Separation from Service after having attained (i) age 65 or (ii) age 55 and five (5) Years of Service.

1.18 “Section 401(a)(17) Limit” means the limit on compensation imposed by Section 401(a)(17) of the Code.

1.19 “Section 415 Limit” means the limit on contributions under the 401(k) Plan imposed by Section 415 of the Code.

1.20 “Separation from Service” shall occur upon a Participant’s death or other termination of employment with the Company. A separation from service or termination of employment shall not be deemed to have occurred for purposes of providing for the payment of benefits under the Plan unless such termination constitutes a “Separation from Service” within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(h). References to “termination,” “termination of employment,” “separation from service” or like terms shall mean “separation from service” in accordance with Code Section 409A.

1.21 “Year of Service” shall have the same meaning as such term has under the 401(k) Plan.

ARTICLE II

PARTICIPATION

An Employee shall become a Participant in the Plan on the last day of the Plan Year in which the following criteria are satisfied:

(a) The Employee is a highly-compensated employee or a member of a select group of management;

(b) The Employee is eligible to participate in the 401(k) Plan; and

(c) The Employee’s Compensation exceeds the limit under Section 401(a)(17) of the Code for the Plan Year.

ARTICLE III

EXCESS CONTRIBUTIONS

3.1 Amount of Excess Contribution. For each Plan Year, a Participant’s Account shall be credited with an Excess Contribution equal to 4.5% of the Participant’s Compensation in excess of the Section 401(a)(17) Limit in effect for such Plan Year. If a Participant incurs a Separation from Service during the Plan Year, no amount shall be credited to the Participant’s Account for such Plan Year. The Company shall credit a Participant’s Account as soon as administratively practicable following the end of the Plan Year.

3.2 Account Adjustments. In addition to Excess Contributions, the Company shall also credit or debit the Participant’s Account by an amount equal to the amount that would have been earned (or lost) for the period since the last adjustment had the amounts credited under the Plan had been invested in hypothetical investments designated by the Participant from time to time from among the options specified by the Committee, which, unless otherwise determined by the Committee, shall be the investment options specified under the 401(k) Plan. The Participant shall designate such investment(s) on such form or by any other means, electronically or otherwise, as the Committee may designate from time to time. The Committee shall designate a rate of return or default investment on which earnings or losses will be based until the Participant makes an investment designation. A Participant may change his or her investment designation and such changes will generally become effective as of the next market trading day after the change has been processed. Earnings or losses shall be credited or debited on each day securities are traded on a national exchange until the entire Account has been distributed to the Participant or the Participant’s Beneficiary. The Company shall not be liable or otherwise responsible for any decrease in a Participant’s Account because of the performance of the designated investments. Although the performance of the investments designated by a Participant shall be used to determine the earnings or losses on the Participant’s Account, Accounts will not necessarily be invested by the Company in the investments selected by the Participant.

ARTICLE IV

VESTING, BENEFIT AMOUNT AND PAYMENT

4.1 Vesting. A Participant’s Account shall vest and become non-forfeitable when and to the same extent that the portion of the Participant’s 401(k) Plan account attributable to “Regular Matching Contributions” (as that term is defined in the 401(k) Plan) vests and becomes non-forfeitable (or, if the Participant does not yet have Regular Matching Contributions in the Participant’s 401(k) Plan account, when and to the same extent such amounts would have vested and become non-forfeitable had the Participant had such amounts).

Notwithstanding the foregoing, a Participant’s Account shall become fully vested and non-forfeitable upon a Participant’s Separation from Service on account of death, Disability or Retirement.

Notwithstanding the foregoing, all Participant Accounts shall become fully vested and non-forfeitable upon a Change in Control.

4.2 Payment Upon Separation from Service Other than as a Result of Death. Upon a Participant’s Separation from Service other than as a result of the Participant’s death, the Participant’s vested Account shall be paid to the Participant in a lump sum within 90 days following the date of the Participant’s Separation from Service.

Notwithstanding anything in the Plan to the contrary, if the Participant is determined by the Committee, or its delegee, to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant’s benefit shall be delayed to the extent necessary to comply with Section 409A of the Code. In the event payment of the Participant’s benefit is delayed, the Participant’s Account shall continue to be credited with earnings or losses in accordance with Section 3.2 until the date of distribution.

In the event that a Participant’s Account is credited with an Excess Contribution under Section 3.1 after the Participant’s Account is distributed to him, such Excess Contribution plus earnings (or losses) thereon shall be paid to the Participant within 90 days following the date on which the Excess Contribution is credited to the Participant’s Account.

4.3 Payment Upon Death. If a Participant dies before the Participant’s Account is paid, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum. The lump sum payment to the Participant’s Beneficiary shall be made within 90 days of the Participant’s death. In the event that a Participant dies and the Participant’s Account is credited with an Excess Contribution under Section 3.1 after the Participant’s Account is distributed to the Participant’s Beneficiary, such Excess Contribution plus earnings (or losses) thereon shall be paid to the Participant’s Beneficiary within 90 days following the date on which the Excess Contribution is credited to the Participant’s Account.

4.4 Other Withdrawals. Anything herein to the contrary notwithstanding, if at any time a court or the Internal Revenue Service determines that an amount in a Participant’s Account is includable in the gross income of the Participant and subject to tax, the Committee may, in its sole discretion, permit a lump-sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income to the extent permitted by Section 409A of the Code and applicable regulations thereunder.

4.5 Limit on Annual Distributions. Except as otherwise provided by the Committee, the total distributions under the Plan in any calendar year shall be limited to such amount as may be deductible by the Company for federal income tax purposes under the Code in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii) (or the comparable provisions of any successor Treasury regulations).

4.6 Tax Withholding. To the extent required by law, the Company shall withhold from distributions all taxes, if any, required to be withheld by the federal and applicable state or local taxing authorities.

4.7 Distributions Under Domestic Relations Orders. Notwithstanding anything herein to the contrary, subject to Code Section 409A and Treas. Reg. § 1.409A-3(j)(4)(ii) (or the comparable provisions of any successor Treasury regulations), distributions from Participants’ accounts shall be permitted to alternate payees pursuant to domestic relations orders (as defined in section 414(p) of the Code), irrespective of whether Participants are then entitled to distributions under the Plan. A distribution to an alternate payee prior to the Participant’s entitlement to a distribution is available only if the distribution is pursuant to a domestic relations order that is in a form acceptable to the Committee and entered by a court of competent jurisdiction. Upon receipt of such an order, the Committee shall make a lump-sum distribution to the alternate payee. In no case may an alternate payee maintain an ongoing interest in the Plan. Nothing in this Section 4.7 gives a Participant a right to receive a distribution at a time not otherwise permitted by the Plan.

4.8 Beneficiary Designation. A Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death in the manner prescribed by the Committee. If a Participant fails to designate a Beneficiary or no designated Beneficiary is living at the Participant’s death, then such Participant’s Beneficiary shall be his or her beneficiary designated under the 401(k) Plan. If no beneficiary is designated under the 401(k) Plan, then the Participant’s Beneficiary shall be determined in accordance with the procedures established for determining the beneficiary in such a situation under the 401(k) Plan.

4.9 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE V

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall report all of its actions to the Board. Except as otherwise provided herein, the Committee shall have absolute discretionary authority to interpret and construe the provisions of the Plan as it deems appropriate, including the absolute discretionary authority to determine eligibility for benefits under the Plan. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned. The Committee shall furnish individual statements of accrued benefits to each Participant or current Beneficiary no less frequently than annually, in such form as may be determined by the Committee or required by law. In order to discharge its duties hereunder, the Committee shall have the power and authority to delegate ministerial duties and to employ such outside professionals as may be required for prudent administration of the Plan. No member of the Board or the Committee, and no officer or employee of the Company, shall be liable to any person for any action or determination that he or she makes in good faith in connection with the administration of the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan at any time. Notification of such amendment or termination shall be given to each Participant by first class mail, addressed to each Participant at the Participant’s last known address, or by such other method as may be commonly used by the Company to communicate similar information if such notice is acknowledged by the Participant. Any amounts credited to an Account of any Participant shall remain subject to the provisions of the Plan, and distribution shall not be accelerated because of the termination of the Plan unless such termination qualifies as a plan termination and liquidation in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) (or any comparable successor Treasury regulation). No amendment or termination shall directly or indirectly reduce any Participant’s accrued benefit under the Plan as of the effective date of such amendment or termination.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Claims Reviewer. For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.

7.2 Claims Procedure. An initial claim for benefits under the Plan must be made by the Participant or his or her Beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer shall render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the claimant with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a claimant in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial, a reference to the Plan or other document or form that is the basis for the denial, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary, and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company upon written request therefore submitted by the claimant or the claimants duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification for such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt for the claimant’s written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article.

ARTICLE VIII

MISCELLANEOUS

8.1 Unfunded Plan. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. At its discretion, the Company may establish one or more grantor trusts and/or insurance contracts for the purpose of providing for payment of benefits under the Plan. The assets of any such trusts shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or insurance contract shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

8.2 Expenses. Expenses of administration shall be paid by the Company. The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

8.3 Rights Under Plan. The sole rights of a Participant or Beneficiary under this Plan shall be to have this Plan administered in accordance with its terms, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Company shall be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

8.4 Change in Control. The Plan may continue after a Change in Control only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan; provided, however, that for the avoidance of doubt, if as a result of such a Change in Control the Company is the surviving entity, then the Plan shall continue. In the event that the Plan is not continued or otherwise assumed by the transferee, purchaser, or successor entity, then the Plan shall be terminated subject to the provisions of Articles IV and VI above.

8.5 Nonassignability. Neither a Participant, nor his or her designated Beneficiary, nor any other Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of such Beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant, his or her designated Beneficiary, or any other Beneficiary hereunder. Any such attempted assignment or transfer shall be void.

8.6 Notice. Any notice or filing required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company directed to the attention of the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.7 Current Address. Each Participant shall keep the Company informed of his or her current address and the current address of his or her designated Beneficiary. The Company shall not be obligated to search for any person. If such person is not located within 3 years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her Beneficiary had died at the end of such 3-year period.

8.8 Governing Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of North Carolina.

8.9 Administration and Interpretation Consistent with Code Section 409A. This Plan is intended to comply with Code Section 409A and all provisions of this Plan shall, to the maximum extent possible, be construed and interpreted in a manner consistent with Code Section 409A.